Exhibit (n)(2)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Palmer Square Capital BDC Inc.

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities of Palmer Square Capital BDC Inc. and its subsidiaries (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations, of changes in net assets and of cash flows for each of the two years in the period ended December 31, 2022, and in our report dated March 10, 2023, we expressed an unqualified opinion thereon. We have also previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statement of assets and liabilities as of December 31, 2020 and the related consolidated statements of operations, of changes in net assets and of cash flows for the period from January 23, 2020 (commencement of operations) to December 31, 2020 (none of which are presented herein), and we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the Senior Securities Table of Palmer Square Capital BDC Inc. and its subsidiaries for each of the two years in the period ended December 31, 2022 and for the period from January 23, 2020 (commencement of operations) to December 31, 2020, appearing on page 65 in the Senior Securities section of this Form N-2, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ PricewaterhouseCoopers LLP

Kansas City, Missouri

March 10, 2023